Team -

Thank you to everyone who was able to attend yesterday's employee meeting on such short notice (and apologies on the technical difficulties). As I mentioned, we're working as quickly as possible to finalize all of the HR details related to the pending transaction with Sprint.

Many of you had questions yesterday about topics such as RSUs, impact on jobs etc., and attached is an initial FAQ. We've also created a page on MAX for ongoing updates related to the transaction. You'll hear more in the coming days and weeks as new information becomes available. In the meantime, if you have questions, please feel free to reach out to me or your manager. You can also direct questions to Human Resources Communications.

As I mentioned yesterday, this transaction is not expected to close until Q2 or Q3 of next year. It's very much business as usual and we remain an independent company with much work to do. Let's continue focusing on our goals and close out a strong fourth quarter.

Erik